FOR IMMEDIATE RELEASE:

OTCBB - GBCS

Global Casinos Announces Passage of Expanded Gaming and Increased Wager Limits in Black Hawk, Colo.

BOULDER, Colo. – Jan. 15, 2009 – Global Casinos, Inc. (OTCBB: GBCS) today announced that voters in Black Hawk, Colo. overwhelmingly passed a measure that will boost betting limits in the town’s casinos from $5 to $100, will allow for 24-hour operations, and will add roulette and craps to the list of permitted games.  Global’s operations include the Bull Durham Casino in Black Hawk.

Clifford L. Neuman, president, said, “We view the passage of this measure as a very positive development for Black Hawk’s gaming industry.  This should significantly enhance the town’s appeal among local and out-of-state gamblers who traditionally visit gaming jurisdictions with higher wager limits, a wider selection of games and longer hours of operation.”

The measure passed by a margin of 54-6 and takes effect in July.  The neighboring gaming community of Central City, home of Global’s Doc Holliday Casino, is scheduled to vote on a similar measure on Jan. 20.

About Global Casinos, Inc.

Global Casinos, Inc. owns and operates the Bull Durham Saloon and Casino and Doc Holliday Casino, located in Colorado’s limited stakes gaming districts of Black Hawk and Central City, respectively.

Safe Harbor Statement

Certain statements in this news release that are not historical facts are forward-looking statements, such as statements relating to anticipated enhancements in the Company’s financial performance, and future development or expansion activities.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect performance and financial results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions), risks related to development and construction activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 2008.

CONTACTS:

Clifford L. Neuman

Geoff High

President and CEO

Principal

Global Casinos, Inc.

Pfeiffer High Investor Relations, Inc.

303-449-2100

303-393-7044